Exhibit 10.2

CONSENT AND SUPPORT AGREEMENT

This CONSENT AND SUPPORT AGREEMENT dated as of December 21, 2020 (this “Agreement”) is entered into by and between MDC Partners Inc. (the “Company”) and the undersigned (the “Bondholder”) that is a (i) holder of, or (ii) investment manager, advisor, sub-manager, or sub-advisor for and on behalf of certain funds and/or accounts that are holders of, the Company’s 6.50% senior notes due 2024 (the “Notes”) issued under the indenture dated March 23, 2016 (the “Indenture”) among the Company, as issuer, the Note Guarantors (as defined in the Indenture) party thereto and The Bank of New York Mellon, as trustee (the “Trustee”).

WHEREAS, the Company’s special committee of independent directors of its board of directors has reached an agreement in principle with Stagwell Media LP (“Stagwell”) on certain aspects of a potential business combination between the Company and Stagwell (the “Potential Transaction”).

WHEREAS, the Company intends to solicit the consent of holders of the Notes to the amendments and waivers (the “Amendments”) set forth in Annex A hereto, including the payment for such consent set forth therein (the “Consent Solicitation”).

WHEREAS, the Company has provided the Bondholder with the documents set forth in Annex B hereto (together with the materials in Annex A, the “Materials”).

WHEREAS, Bondholder is entering into this Agreement in order to induce the Company to conduct the Consent Solicitation.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.1          Each of the Company and the Bondholder (severally and not jointly) represents and warrants as to itself as follows as of the date hereof: It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Materials. This Agreement has been duly and validly executed and delivered by it and, assuming due execution and delivery by the other party hereto, this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles. The execution and delivery of this Agreement by the it does not, and the performance of its obligations under this Agreement will not, (i) conflict with or violate its certificate of incorporation, limited liability company agreement or equivalent organizational documents or (ii) conflict with or violate any applicable law by which any of its property or assets are bound or affected. The execution and delivery of this Agreement by it does not, and the performance of this Agreement by it will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or other authority.

1.2          The Bondholder represents and warrants as of the date hereof that it is (i) the beneficial owner of, (ii) the investment manager, advisor, sub-manager, or sub-advisor of one or more beneficial owner(s) of, or (iii) a duly authorized representative of one or more beneficial owners of, the principal amount of Notes set forth below its name on the signature page hereof (the “Consenting Notes”) with good title thereto. The Consenting Notes are owned by the Bondholder as of the date hereof free and clear of any liens, mortgages, pledges, charges, claims, encumbrances, interests and restrictions of any kind (collectively, “Liens”) and are held in a long position, and the Bondholder will maintain such free and clear ownership (other than in respect of any obligations created pursuant to this Agreement) and such long position until the Expiration (as defined below).

1.3          The Bondholder represents and warrants as of the date hereof that: (i) it is, or acts on behalf of, a “qualified institutional buyer,” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended; (ii) it has such knowledge, skill and experience in business, financial and investment matters that the undersigned is capable of evaluating the merits and risks of entering into this Agreement and (iii) with the assistance of the Bondholder’s own professional advisors, to the extent that the Bondholder has deemed appropriate, the Bondholder has made its own legal, tax, accounting and financial evaluation of the merits and risks of entering into this Agreement.

1.4          The Bondholder understands and acknowledges as of the date hereof that: (i) none of the Company or Stagwell has made any representation or warranty, express or implied, to the Bondholder with respect to the Company or the Notes, other than in this Agreement and the Materials; (ii) Moelis & Company LLC (together with its affiliates, "Moelis") has not made, and is not making, any representation or warranty, express or implied, to you with respect to the Company, the Notes, the Materials or otherwise; (iii) entering into this Agreement involves various risks, including the risks outlined in the Materials; (iv) it is not relying, and will not at any time rely, on any communication (written or oral) of the Company, Stagwell or Moelis, of their respective affiliates or of any person acting on behalf of any of the foregoing, as tax advice; (v) the Bondholder has undertaken all appropriate analysis of the implications of this Agreement; (vi) the Bondholder is familiar with the business and financial condition and operations of the Company and Stagwell, to the extent described in the Materials; and (vii)_the Bondholder has had access to such information concerning the Company, Stagwell and the Potential Transaction as the Bondholder deems necessary to enable it to make an informed decision concerning entry into this Agreement.

1.5          The Bondholder understands and acknowledges that the information contained in the documents related to the Consent Solicitation could differ materially from the information in the Materials. In addition, the Bondholder understands and acknowledges that such Materials contain certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company, Stagwell and the Potential Transaction and their respective businesses and operations and that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans.  It is anticipated that the Consent Solicitation will be commenced and will conclude prior to the time that a registration statement and/or proxy statement in respect of the Potential Transaction is filed with the U.S. Securities and Exchange Commission.  Such registration statement and/or proxy statement will contain more detailed financial and other information, including pro forma financial information, estimates, projections, synergies, business plans and other forward-looking information, than is contained in the Materials or the information provided in connection with the Consent Solicitation, and such financial or other information could differ materially from the information in the Materials. The Bondholder understands and acknowledges that neither the Company nor any other person acting on its behalf, including Moelis, has any duty to update any of the information contained in the Materials or otherwise provided in connection with the Consent Solicitation, irrespective of whether information contained in any registration statement, proxy statement and/or other public disclosure relating to the Potential Transaction conflicts with, or is materially different from, or updates, the information provided to the Bondholder, including the Materials.

1.6           (a)       The Company has the right in its sole and absolute discretion to abandon the Consent Solicitation, the Potential Transaction and any related or other transaction at any time prior to the completion of any such transaction, and, except as set forth in this Section 1.6, no consent fee shall be payable by the Company if the Consent Solicitation is not consummated.

(b)       The Company shall use reasonable best efforts to amend the Indenture via a supplemental indenture thereto, as promptly as practicable after the Effective Date (but in no event later than January 8, 2021) to increase the rate of interest on the Notes by 1.00% per annum (provided that the effective date of such increase in the rate shall be the Effective Date). The Company shall use reasonable best efforts to commence the Consent Solicitation on the terms as described in Annex A hereto as promptly as practicable after the Effective Date (but in no event later than January 8, 2021).

(c)       In the event the Consent Solicitation is not completed as contemplated by Annex A hereto by receipt of the requisite consents on or by February 5, 2021 (other than as a result of a failure of the Bondholder to comply with this Agreement) (the “Outside Date”): (i) the Company shall pay a fee in cash to the Bondholder equal to 2.00% of the principal amount of the Notes beneficially owned by such Bondholder on the Outside Date, which fee shall be paid on the business day immediately following the Outside Date, and (ii) the Company shall pay an additional fee in cash to the Bondholder equal to 1.00% of the principal amount of the Notes beneficially owned by such Bondholder on the Outside Date, which fee shall be paid on the business day that any Potential Transaction is completed. It is understood by the parties hereto that the fees payable pursuant to this Section 1.6(c) shall not duplicate the fees contemplated to be paid by Annex A hereto and shall not be payable if the Consent Solicitation is completed in accordance with Annex A hereto, and the parties shall use commercially reasonable efforts to prevent such duplication; provided that, in no event shall the Bondholder be required to repay any fees previously received by such Bondholder.

(d)       The Company shall execute and deliver, or cause to be executed and delivered, such additional certificates, consents and other instruments, and, provided that the requisite consents for the Amendments are received in the Consent Solicitation, shall take such further actions that are reasonably required for the purpose of completing the Consent Solicitation and the execution of the “Supplemental Indenture” (as defined in Annex A hereto), in each case, on the terms set forth in Annex A hereto not later than the Outside Date.

(e)       In the event that the requisite consents for the Amendments are received in the Consent Solicitation, the Company shall use reasonable best efforts (i) to cause the execution of the Supplemental Indenture as promptly as practicable after such requisite consents are received (but in no event more later than the fifth (5th) Business Day (as defined in the Indenture) after such requisite consents are received) and (ii) to perform all other actions and pay all fees contemplated by the Consent Solicitation as promptly as practicable after the receipt of such requisite consents.

(f)       This Agreement shall become effective upon the execution of this Agreement and the execution of Agreements substantially similar to this Agreement by holders of Notes (taken together with the Bondholder) representing at least a majority of the aggregate principal amount of Notes outstanding on the date of this Agreement (the “Effective Date”).

(g)       No later than ten (10) Business Days (as defined in the Indenture) following the delivery to the Company of an invoice in respect of the same, the Company shall reimburse all reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton and Garrison LLP, as counsel to the Bondholder.

1.7          The Bondholder understands and acknowledges that no federal or state agency has passed upon the merits or risks of entering into this Agreement or made any finding or determination concerning the fairness or advisability of doing so.

1.8           The Bondholder agrees that, pursuant to and in accordance with the terms of the Consent Solicitation, it shall: (a) timely deliver a valid consent to the Amendments in respect of the Consenting Notes no later than 11:59 p.m. New York City time on the fifth (5th) Business Day (as defined in the Indenture) after the commencement of the Consent Solicitation and in any event prior to the deadline for such delivery set forth in the Consent Solicitation, (b) not withdraw, or cause to be withdrawn, such consent and (c) take all commercially reasonable actions to cause: (i) certification that the required consents to approve such Amendments have been received and (ii) the execution and delivery by the Company and the Trustee of amendments or supplemental indentures implementing the Amendments with respect to the Indenture and Notes. For the avoidance of doubt, nothing in this Agreement shall obligate the Bondholder with respect to any Notes held in accounts that are not signatories to this Agreement, whether or not such accounts are managed by the Bondholder.

1.9           The Bondholder shall not loan, sell or otherwise transfer the Consenting Notes until the Expiration; provided, that the Bondholder may sell or otherwise transfer (free and clear of any Liens, other than obligations created pursuant to this Agreement) the Consenting Notes only if, as a precondition to such sale or other transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to the Company (or to the extent impacting the provisions of Section 1.4 as it relates to Moelis, as reasonably satisfactory to Moelis), to be bound by all of the terms of this Agreement.

1.10         The Bondholder shall ensure that no proxy or power of attorney is granted and no voting agreement or similar agreement is entered into with respect to the Consenting Notes, other than a proxy, power of attorney or voting agreement to approve the Amendments.

1.11         This Agreement shall terminate upon the earlier of: (i) the date the Supplemental Indenture becomes operative as contemplated by the Consent Solicitation and (iii) 9:00 a.m. (New York time) on March 21, 2021 (the “Expiration”), except that Sections 1.6(b), 1.6(c), and 1.6(g) shall survive termination of this Agreement.

1.12        From time to time prior to the Expiration and without additional consideration, each of the Bondholder and the Company (severally and not jointly) shall execute and deliver, or cause to be executed and delivered, such additional certificates, consents and other instruments, and shall take such further actions, as the other party may reasonably request that are reasonably required for the purpose of carrying out this Agreement.

1.13        Each of the Bondholder and the Company (severally and not jointly) acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Each of the Bondholder and the Company (severally and not jointly) agrees that, in the event of any breach or threatened breach by the Bondholder of any covenant or obligation contained in this Agreement, the other party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Bondholder and the Company (severally and not jointly) further agrees that the other party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 1.13, and each of the Bondholder and the Company (severally and not jointly) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

1.14        Amendments, modifications, supplements or waivers require the consent of both the Company and the Bondholder (or to the extent any such amendment, modification, supplement or waiver impacts the provisions of Section 1.4 as it relates to Moelis, or otherwise adversely impacts Moelis, such amendment, modification, supplement or waiver shall require the consent of Moelis).

1.15        This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder. Each party hereby waives its right to a trial by jury of any claim arising under or in connection with this Agreement.

1.16        Each of the parties agrees that Moelis, as solicitation agent for the Consent Solicitation, may rely upon, and is a third-party beneficiary of, the representations and warranties, and applicable covenants set forth herein.

1.17        Without the prior written consent of the Bondholder, the Bondholder shall not be named in any document in connection with the transactions contemplated hereby, including filings with regulatory authorities, the Materials, the Potential Transaction and the Consent Solicitation.

1.18        For the avoidance of doubt, the provisions of this Agreement shall be binding only on funds, accounts and portions of funds or accounts managed by the Bondholder.

[Signature page follows]

IN WITNESS WHEREOF, the Bondholder has caused this Agreement to be duly executed as of this ____ day of _______, 2020.

_________________________, as Bondholder

By:
Name:
Title:
Address:

Telephone:
Facsimile:
Email:

Principal amount of Consenting Notes:

U.S.$

[Signature Page to Consent and Support Agreement]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of this ____ day of _______, 2020.

MDC Partners Inc., as issuer of the 6.50% senior notes due 2024

By:
Name:
Title:

[Signature Page to Consent and Support Agreement]

Annex A

The Potential Transaction

This Consent Solicitation is being undertaken in connection with the Potential Transaction. As described above, the Potential Transaction comprises a potential business combination between MDC Partners Inc. (the “Issuer”) and Stagwell, which is expected to be consummated by way of certain steps that will occur prior to and at completion.

A summary of these steps (the “Steps”), insofar as they relate to the provisions of the Indenture, is set out below.

-	the Issuer will incorporate a new, wholly-owned Delaware limited liability company (“New MDC”), which is anticipated to become the holding company of the Issuer following the Merger (as defined below);

-	the Issuer will domesticate as a Delaware corporation and discontinue as a Canadian corporation (the “Redomiciliation”);

-	New MDC will convert from a Delaware limited liability company into a Delaware corporation and incorporate a new, wholly-owned Delaware limited liability company (“Merger Sub 1”);

-	Merger Sub 1 will merge with and into the Issuer with the Issuer surviving as a direct and wholly-owned subsidiary of New MDC (the “Merger”);

-	the Issuer will convert from a Delaware corporation into a Delaware limited liability company, remaining a direct and wholly-owned subsidiary of New MDC (the “LLC Conversion”);

-	the capitalization of the Issuer will be amended such that the Issuer’s capital comprises three series of equity, being (i) common equity; (ii) preferred interests on terms that are materially the same as the series 4 interests presently issued by the Issuer (the “new series 4 interests”); and (iii) preferred interests on terms that are materially the same as the series 6 interests presently issued by the Issuer (the “new series 6 interests” and, together with the issuance of the new series 4 interests and the common equity and related transactions, the “Recapitalization”), which preferred interests will be mandatorily redeemable by the Issuer if and to the extent the series 4 or series 6 preferred shares, respectively, of New MDC are redeemed;

-	at completion of the Potential Transaction, and in consideration for the contribution to the Issuer of the assets of Stagwell that are the subject of the Potential Transaction, the Issuer will issue to Stagwell equity interests representing up to approximately 74 per cent. of the economic interests of the common equity of the Issuer (the “Issuance”), which will result, following certain further transactions in respect of such interests, in Stagwell and its affiliates holding, directly and indirectly through its interests in New MDC, approximately 79 per cent. of the economic interests in the Issuer and approximately 79 per cent. of the voting interests in New MDC; and

-	at the completion of the Potential Transaction, and as a result of the acquisition of the assets from Stagwell that are the subject of the Potential Transaction, the Issuer will acquire, indirectly and through the subsidiary entities acquired at the step above, the rights and obligations under a credit agreement entered into between, among others, Stagwell Marketing Group LLC as borrower, the guarantors and lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent, (the “Stagwell Credit Agreement”), which is anticipated to replace the Bank Credit Facility (as presently defined in the Indenture).

It is noted that the steps set out above remain the subject of consideration by the Issuer and Stagwell, and may be amended up to the date of completion of the Consent Solicitation. References in this Agreement to the Potential Transaction include references to the steps above, as they may be amended from time to time by the Issuer.

Consent Consideration

The Consent Solicitation shall provide that, in the event that the requisite majority of holders of the Notes (including the Bondholder) consent, and do not withdraw their consents: (i) the Issuer shall enter into a supplemental indenture reflecting the Amendments (the “Supplemental Indenture”) as promptly as practicable after the receipt of such consent, which Supplemental Indenture shall become operative as of the date the fee contemplated in clause (ii) is paid; (ii) the Issuer shall pay, not later than the date of execution of the Supplemental Indenture, a consent fee equal to 2.00% of the aggregate outstanding principal amount of the Notes; and (iii) in the event that the Supplemental Indenture has become operative and the Potential Transaction is consummated, the Issuer shall pay an additional consent fee equal to 1.00% of the aggregate outstanding principal amount of the Notes on the date of the consummation of the Potential Transaction. On the date of payment of each of the fees contemplated by clauses (ii) and (iii) above (each such date, a “Consent Fee Payment Date”), each such fee shall be paid to the holders of the Notes as of such Consent Fee Payment Date pro rata.

The Proposed Waivers

In connection with the Potential Transaction, the Issuer expects to request waivers in respect of the provisions of the Indenture and on the terms set out below.

Waiver in respect of the Redomiciliation, the Merger, and the LLC Conversion

Proposed Waiver. The Issuer will request the Holders (as defined in the Indenture) to pre-emptively waive any breach of Section 3.3 (Corporate Existence) of the Indenture as may arise from the Potential Transaction, in particular in respect of the Redomiciliation, the Merger and/or the LLC Conversion.

Waiver in respect of incorporation of New MDC

Proposed Waiver. As New MDC will, following the steps described above, become the parent company (and therefore not a subsidiary) of the Issuer, the Issuer will request the Holders to designate New MDC as an Unrestricted Subsidiary (as defined in the Indenture) upon its incorporation and to pre-emptively waive any requirement under Section 3.19 (Limitation on Designation of Unrestricted Subsidiaries) of the Indenture in connection with the designation of New MDC as an Unrestricted Subsidiary following its incorporation.

Waiver in respect of the Merger

Proposed Waiver. The Issuer will request the Holders to pre-emptively waive any requirement under Section 4.1(a)(2) of the Indenture in relation to the Merger and accordingly the Officers’ Certificate and Opinion of Counsel required to be delivered under Section 4.1(a)(5) of the Indenture in respect of the Merger shall not be required to cover compliance with Section 4.1(a)(2) of the Indenture.

Waiver of Change of Control Offer

Proposed Waiver. The Issuer will request the Holders to pre-emptively waive all requirements under Section 3.21 (Change of Control) of the Indenture in relation to the Potential Transaction including, without limitation, that the Issuer make a Change of Control Offer (as defined in the Indenture) within 30 days following the closing of the Potential Transaction.

Waiver of Certain Defaults

Proposed Waiver. The Issuer requests the Holders, by delivery of their Consents, to pre-emptively waive any and all other Defaults or Events of Default (each as defined in the Indenture) under the Indenture that may result from the Steps relating to the Potential Transaction.

The Proposed Amendments

In connection with the Potential Transaction, the Issuer expects to request amendments to the provisions of the Indenture. The following is the text of certain relevant parts of the Indenture as they would appear in amended form if such amendments were adopted. New text is indicated by a double underline, whereas deleted text is indicated by a strikethrough. The following text does not restate in its entirety all parts of the Indenture as they will appear if the Amendments are adopted.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

“Assumed Tax Liability” means, with respect to any member of the Company as of any Tax Distribution Date, an amount equal to the federal, state and local income taxes (including any applicable estimated taxes) reasonably estimated in good faith would be due from such member for all taxable periods (or portions thereof) of ending on such Tax Distribution Date, (i) assuming such member were a corporation who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such member for such taxable periods (or portions thereof) and (ii) assuming that such member is subject to tax at the Assumed Tax Rate. For purposes of determining the Assumed Tax Liability of any member, (i) any adjustments by reason of Sections 734 or 743 of the Code shall not be taken into account, and (ii) losses allocated by the Company to the direct or indirect parent of the Company to the extent such losses are able to reduce the tax liability of such parent for such taxable period shall be taken into account.

“Assumed Tax Rate” means, for any taxable period, the highest marginal effective rate of federal, state, local and non-U.S. income tax applicable to the direct or indirect parent of the Company for such taxable period.

“Bank Credit Facility” means the amended and restated credit agreement dated as of March 20, 2013 among the Company, Maxxcom Inc., as borrower, the guarantors and lenders from time to time party thereto, and Wells Fargo Capital Finance, LLC, as agent, and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time by one or more credit agreements, including the Stagwell Facilities, or any indentures or commercial paper facilities, including any agreement or indenture adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing, increasing the amount outstanding or otherwise restructuring all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, trustee, lender or group of lenders or investors, including the Stagwell Facilities.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the date that is one year after the final maturity date of the Notes. For the avoidance of doubt, “Disqualified Capital Stock” shall not include the Preferred Interests or equity interests of minority holders of Capital Stock of Restricted Subsidiaries of the Company by virtue of put and call arrangements and Management Appreciation Interests.

“Indebtedness” means, with respect to any Person, without duplication:

[…]

(10)        all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)        if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to this Indenture; and

(b)        if the maximum fixed repurchase price is based upon, or measured by, the Fair Market Value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof~~.~~, provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include obligations under or in respect of the Tax Receivable Agreement.

“Permitted Holders” means (1) Stagwell Media LP, Stagwell Blocker LLC, Omnicom Group Inc., The Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe S.A., Havas S.A. and Dentsu Inc. and (2) any Person at least 80% of the outstanding Capital Stock of which is owned by one or more Persons described in clause (1) above; provided, that, a Rating Decline shall not have occurred in connection with the transaction (including any Incurrence of Indebtedness used to finance the acquisition thereof) involving such Permitted Holder that would have resulted in a Change of Control (but for the terms of this definition).

“Preferred Interests” means the series 4 and series 6 preferred interests of the Company having the rights set out in an LLC agreement in respect of the Company and to be issued on terms that are materially similar to the terms of the series 4 and series 6 preferred shares of the direct or indirect parent of the Company but redeemable by the Company in the event of the redemption of such shares.

“Stagwell Credit Facility” means the amended and restated credit agreement among the Stagwell Marketing Group LLC as borrower, the guarantors and lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent dated November 13, 2020, and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time;

“Stagwell Facilities” means each of the Stagwell Credit Facility and the Stagwell Term Facility;

“Stagwell Term Facility” means the credit agreement among the Stagwell Marketing Group LLC as borrower, the guarantors and lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent JPMorgan Chase Bank, N.A. and Citizens Bank, N.A. as joint bookrunners and joint lead arrangers dated November 13, 2020, and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time;

“Tax Distributions” means, on any Tax Distribution Date, distributions by the Company (i) to the direct or indirect parent of the Company’s Assumed Tax Liability attributable to any preferred units of the Company held by such parent during the fiscal year or other taxable period to which the tax-related distributions relates; and (ii) then, to members of the Company on a pro rata basis in accordance with the number of common units of the Company owned by each such member, in an amount sufficient to cause the direct or indirect parent of the Company to receive a distribution equal to all of such parent’s remaining Assumed Tax Liability (including estimated tax liabilities) during the fiscal year or other taxable period to which the tax-related distribution relates.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).]

“Tax Receivable Agreement” means an income tax receivable agreement, in customary form and substance, pursuant to which certain members or former members of the Company are entitled to receive from the direct or indirect parent of the Company 85% of the tax savings realized by such parent resulting from taxable exchanges of equity interests in the Company by such member or former member for shares of such parent and related tax basis adjustments.

ARTICLE III

COVENANTS

Section 3.3          Corporate Existence. Subject to Article IV, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence or existence as a limited liability company or partnership.

Section 3.8          Limitation on Incurrence of Additional Indebtedness.

(a)(3)                    Indebtedness Incurred (1) by the Company or any Note Guarantor (or, in the case of the Stagwell Facilities, any Restricted Subsidiary pending its addition as a Note Guarantor in accordance with Section 10.7) pursuant to the Bank Credit Facility (including any Guarantees in respect thereof) and the issuance and creation of letters of credit and bankers’ acceptances thereunder and (2) by the Company or any Restricted Subsidiary pursuant to one or more additional revolving credit facilities (including any Guarantees in respect thereof) permitted under the Bank Credit Facility, in an aggregate principal amount at any time outstanding not to exceed the greater of (x) 1.75 times the Consolidated EBITDA of the Company for the applicable Four Quarter Period as of the date of determination and (y) $325.0 million, less the amount of any permanent repayments or reductions of commitments in respect of such Indebtedness made with the Net Cash Proceeds of an Asset Sale in order to comply with the provisions of Section 3.12; provided that the aggregate principal amount of Indebtedness Incurred under clause (2) by Restricted Subsidiaries that are not Note Guarantors shall not exceed $25.0 million;

Section 3.10          Limitation on Restricted Payments

(b)           Notwithstanding the provisions of Section 3.10(a), this Section 3.10 does not prohibit:

[…]

(11) any repurchase of Management Appreciation Interests for fair value to the extent such Management Appreciation Interests represent economic interests in a Restricted Subsidiary retained by its owners at the time such Restricted Subsidiary became a Restricted Subsidiary of the Company; ~~and~~

(12) other Restricted Payments taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $40.0 million in the aggregate~~.~~; and

(13) the payment by the Company, directly or indirectly, to or on behalf of the direct or indirect parent of the Company, of (i) solely with respect to taxable periods after the Company becomes an entity that is disregarded as separate from such direct or indirect parent of the Company, payments or disbursements to or on behalf of such parent in satisfaction of obligations due from such parent under the Tax Receivable Agreement to the extent such payments relate to tax savings actually realized by such parent in such taxable period (without duplication of any items taken into account under clause (ii)); (ii) Tax Distributions; and (iii) management fees in connection with its activities and services as a holding company of the Company and its Subsidiaries or other amounts the proceeds of which are used to pay taxes and other fees required to maintain the corporate existence of such parent company, and general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of the business of such Parent Company; provided, that payments under clause (iii) shall only be permitted to the extent amounts described in clause (iii) exceed the lesser of (x) amount of tax benefits subject to the Tax Receivables Agreement that the direct or indirect parent of the Company is permitted to retain pursuant to the terms of the Tax Receivable Agreement and (y) the excess of the amount distributed to such direct or indirect parent in respect of clause (i) and (ii) hereof minus such direct or indirect parent’s Assumed Tax Liability (for this purpose calculated taking into account basis adjustments under section 743 or 734 of the Code).

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (7) and (10) above will be included in such calculation and amounts expended pursuant to clauses (2) through (6), (8), (9), (11), ~~and~~ (12) and (13) will not be included in such calculation.

Section 3.16          Ongoing Reporting

(d)                           ~~If at any time any direct or indirect parent of the Company is a Guarantor of the Notes, the~~ The Company will be deemed to be in compliance with this Section 3.16 with respect to the Notes if ~~such~~ the direct or indirect parent of the Company delivers to the Trustee within the time periods specified in Section 3.16(c) copies of its annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which such direct or indirect parent is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which such direct or indirect parent would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act, provided that, where the annual or quarterly financial statements of such direct or indirect parent, on a consolidated basis, do not, in the reasonable judgment of the Company, in all material respects reflect the financial position of the Company, on a consolidated basis, for such relevant period, the Company shall further and within the time periods specified in Section 3.16(c) deliver to the Trustee reconciliations, whether in narrative format or otherwise, between the financial statements of such parent and the financial position of the Company, on a consolidated basis, for such relevant period.

(e)                           ~~The Company will be deemed to be in compliance with this Section 3.16 with respect to the Notes if the Company, or if at any time any direct or indirect parent of the Company is a Guarantor of the Notes, such the direct or indirect parent of the Company, shall have filed such annual reports and the information, documents and other reports with the Commission using its Electronic Data Gathering, Analysis and Retrieval System or any successor system, and, where the Company is required to deliver the reconciliations referred to in Section 3.16(d), the Company will be deemed to be in compliance with such requirement where such reconciliations are included in the annual reports or information, documents or other reports filed with the Commission in accordance with the proceeding provisions of this Section 3.16(e) or posted on its website (if not filed with the Commission).~~

ARTICLE X

NOTE GUARANTEES

Section 10.2          Limitation on Liability; Termination, Release and Discharge.

(c)           A Note Guarantor will be released and relieved of its Obligations under its Note Guarantee in the event that:

[…]

(4)           the Company has notified the Trustee in writing of the release or discharge of such Note Guarantor from its Guarantee, or its obligations as a co-borrower or to grant Liens under, any Bank Credit Facility, as the case may be (including by reason of the termination thereof unless such Note Guarantor provides a Guarantee or Lien or becomes a co-borrower in respect of a replacement or refinancing Bank Credit Facility), following any such release or discharge; provided that if such Note Guarantor has Incurred any Indebtedness or issued any Preferred Stock under Section 3.8(a) or Section 3.8(b)(8) (to the extent it is Refinancing Indebtedness in respect of Indebtedness originally Incurred under Section 3.8(a) or Section 3.8(b)(1)) or Section 3.8(b)(18) in reliance on its status as a Note Guarantor, such Note Guarantor has been released or discharged from such Indebtedness or Preferred Stock or it is otherwise permitted to be Incurred by a Restricted Subsidiary that is not a Note Guarantor under such covenant

Section 10.7         Additional Note Guarantees. Within a reasonable period of time after any Restricted Subsidiary that is not a Note Guarantor Guarantees, or becomes a co-borrower under or grants Liens to secure, any Bank Credit Facility, or a Person that has Guaranteed a Bank Credit Facility becomes a Restricted Subsidiary, the Company will cause such Restricted Subsidiary (an “Additional Note Guarantor”) to grant a guarantee (an “Additional Note Guarantee”) of the Guaranteed Obligations under this Indenture and the Notes to the same extent that the Note Guarantors have guaranteed the Guaranteed Obligations under this Indenture and the Notes by executing a supplemental indenture substantially in the form of Exhibit D and providing the Trustee with an Officers’ Certificate and Opinion of Counsel; provided, however, that each Additional Note Guarantor will be automatically and unconditionally released and discharged from its obligations under such Additional Note Guarantee only in accordance with Section 10.2. Only the Trustee and such Additional Note Guarantor shall be required to sign the Additional Note Supplemental Indenture that causes such Additional Note Guarantor to become a Note Guarantor. Any future Note Guarantees provided by Restricted Subsidiaries of the Company organized in Sweden may be Limited Guarantees that are limited on a basis consistent with the Limited Guarantee provided by the Limited Guarantor organized in such jurisdiction on the Issue Date.

Annex B

•	Metro Bondholder Presentation, dated December 9, 2020

•	Metro Bondholder Presentation, dated December 11, 2020